EXHIBIT 10.36
EXECUTION VERSION
MASTER COVERED PICTURE PURCHASE AGREEMENT
dated as of May 25, 2007
by and between
LG Film Finance I, LLC
and
Lions Gate Films Inc.

MASTER COVERED PICTURE PURCHASE AGREEMENT
          This MASTER COVERED PICTURE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2007 (the “Effective Date”), by and between LG Film Finance I, LLC, a Delaware limited liability company (“Purchaser” or “FilmCo”), and Lions Gate Films Inc., a Delaware corporation (“LGF”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Schedule A hereto, the provisions of which are hereby incorporated by reference.
          WHEREAS, LGF currently owns or controls or shall in the future own or control certain rights, including Distribution Rights, in and to Covered Pictures.
          WHEREAS, Purchaser has been formed for the purpose of purchasing the Rights in and to Covered Pictures from LGF.
          WHEREAS, Lions Gate Entertainment, Inc., a Delaware corporation (“LGE”), and Pride Pictures LLC, a Delaware limited liability company (“FundCo”), are members of Purchaser and have entered into that certain Limited Liability Company Agreement of LG Film Finance I, LLC, dated as of even date herewith (the “FilmCo Operating Agreement”), pursuant to which LGE and FundCo, as members of Purchaser, are obligated to make capital contributions to Purchaser, on the terms and conditions set forth in the FilmCo Operating Agreement, to enable Purchaser to fulfill its obligations under this Agreement.
          WHEREAS, Purchaser and LGF have also entered into the Distribution Agreement, pursuant to which LGF as the distributor thereunder (“Distributor”) will be granted an exclusive, worldwide, all-media license to exploit the Distribution Rights with respect to each Covered Picture acquired by Purchaser.
          WHEREAS, it is LGF’s intention under this Agreement that on the Initial Investment Date for a Covered Picture, it will transfer to Purchaser all of LGF’s rights, title and interest in and to the Rights for such Covered Picture and that it will retain no rights, title, or interest in or to any such Rights after the Initial Investment Date for such Covered Picture.
          NOW, THEREFORE, in consideration of the foregoing, which are expressly incorporated herein as if fully set forth, and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:
1. PURCHASE AND SALE OF COVERED PICTURES.
     1.1 Purchase and Sale Obligations.
     1.1.1 Covered Picture Purchase and Sale Commitment. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and acquire from LGF, and LGF agrees to sell to Purchaser, the Rights throughout the Territory held by LGF as of the Initial Investment Date (which shall include all Rights held by LGE Affiliates immediately prior to the Initial Investment Date) for the applicable Covered Picture, free and clear of all Encumbrances, other than the Permitted Liens, in and to (a) the first twenty-three (23) Motion Pictures (including the first ***** Excess Cap Pictures) which meet the Covered Picture Criteria that are produced or acquired by LGF and which have their respective Initial Theatrical Release Dates during the Investment Period or the Catch-Up Period, if any (the “Covered Picture Commitment”) and (b) in the event the first twenty-three (23) Covered Pictures Purchaser acquires from LGF during the Investment Period include less than three (3) Sequels, each subsequent Covered Picture (x) which is a Sequel, and (y) is produced or acquired by LGF and has its Initial Theatrical Release Date during the Sequel Investment Period up to a maximum of the Sequel Target. With respect to such Covered Pictures (including Sequels) which are acquired by Purchaser from LGF hereunder, from and after the applicable Initial Investment Date for such acquired Covered Pictures, Purchaser shall be responsible for all Third Party Participation and Residual payment obligations with respect thereto. Purchaser’s obligations under this Section 1.1.1 shall be referred to as “Purchase Obligations”, and LGF’s obligations under this Section 1.1.1 shall be referred to as “Sale Obligations”. Notwithstanding anything in this Agreement to the contrary, Purchaser (x) shall have no Purchase Obligations and LGF shall have no Sale Obligations during any Suspension Period or after the occurrence of a Stop Funding Event, and (y) shall not be required to acquire the Rights to any Covered Picture if, after giving effect to such acquisition, the FundCo Aggregate Investment Amount would be in excess of the Maximum Investment Amount. For purposes of calculating the number of Covered Pictures transferred to Purchaser in satisfaction of the Covered Picture Commitment or the Sequel Target, any Retransferred Picture shall be excluded, unless and until such Retransferred Picture is resold to Purchaser under this Agreement. The parties agree that, subject to Section 1.6 and Section 10.1, each Motion Picture produced or acquired by LGF or an LGE Affiliate on or after the Effective Date and continuing until the end of the Investment Period or Sequel Investment Period, if applicable, that is a Covered Picture (and with respect to the Sequel Investment Period, also a Sequel) shall be subject to the Sale Obligations and the Purchase Obligations. Except as set forth in Section 1.6.6, LGF shall not be obligated to sell to Purchaser and Purchaser shall not be required to purchase the Rights for any Covered Picture after the termination of Investment Period or, with respect to Sequels, after the termination of the Sequel Investment Period, if applicable. With respect to all Covered Pictures acquired by Purchaser, Purchaser acknowledges and agrees that it shall have and shall discharge (when and as they become due and payable) all obligations with respect to the payment of Participations and Residuals. To the extent that any Rights required to be sold by LGF to Purchaser hereunder are owned or controlled, prior to the Initial Investment Date, by any LGE Affiliate, LGF shall acquire such Rights from such LGE Affiliate prior to the Initial Investment Date and such Rights shall be conveyed to Purchaser together with all other Rights sold to Purchaser by LGF on the Initial Investment Date.
     1.1.2 “Bug” and “Away From Her”. The parties hereto agree and acknowledge that the Motion Picture entitled “Bug” is a Covered Picture and shall be the first Covered Picture to be acquired by Purchaser from LGF under this Agreement. The parties further agree and acknowledge that the Purchaser shall have the option, exerciseable by the Purchaser (at the direction of FundCo) at any time within thirty (30) days from the Effective Date, to acquire from LGF the Motion Picture entitled “Away from Her”. If Purchaser (at the direction of FundCo) elects to exercise its option to purchase the Rights to “Away From Her”, Purchaser shall give written notice to LGF prior to the expiration of thirty (30) days from the Effective Date. The purchase and sale of Rights to “Bug” and “Away From Her” (if Purchaser exercises its option under this Section 1.1.2) shall be subject to all of the terms and conditions of this Agreement; provided, however, the time periods prescribed in the first sentence of Section 2.3 shall not be applicable to “Bug”.
     1.2 Consecutive Initial Theatrical Release Dates.
     1.2.1 Determination of Covered Pictures. The determination of the Covered Pictures subject to the Sale Obligations and the Purchase Obligations shall be made on the basis of the chronological order of the Initial Theatrical Release Dates for such Covered Pictures.
     1.2.2 Obligation to Acquire in Chronological Order. Without limitation of Section 1.11 of this Agreement, the Purchase Obligations and the Sale Obligations shall be executed in the chronological order of the Initial Theatrical Release Dates for such Covered Pictures. In any instance in which LGF is required to sell, or Purchaser is obligated to acquire multiple Covered Pictures, the sale and purchase of the Covered Pictures shall be effected in the chronological order of such Covered Pictures’ Initial Theatrical Release Dates, with the intent of this provision being that Purchaser shall acquire during the Investment Period the first twenty-three (23) Covered Pictures the respective Initial Theatrical Release Dates for which occur after the Effective Date of this Agreement and during the Investment Period, and that, if applicable, Purchaser shall acquire during any Sequel Investment Period up to the number of Sequels equal to the Sequel Target which shall be the first Sequels to have their Initial Theatrical Release Dates in the U.S. after commencement of the Sequel Investment Period to a maximum of the Sequel Target.
     1.3 No Consultation or Approval Rights. As between LGF and Purchaser, LGF shall control all decisions (e.g., business, financial, creative or otherwise) (a) relating to the development, financing, production or acquisition of Motion Pictures by LGF and its Affiliates that are or may become Covered Pictures hereunder, or (b) prior to the purchase and sale of the Rights to a Covered Picture hereunder, concerning whether to pursue and/or consummate any Co-Financing Transaction, and Purchaser shall have no consultation or approval rights with respect thereto.
     1.4 Purchase Shortfall; Extension of Investment Period. If, on the third (3rd) anniversary of the Investment Commencement Date (the “Third Anniversary Date”), Purchaser has acquired from LGF the Rights to fewer than twenty-three (23) Covered Pictures (a “Purchase Shortfall”), and the Purchase Shortfall has not been caused by Purchaser’s breach of its Purchase Obligations hereunder, LGF shall no earlier than one (1) Business Day after the Third Anniversary Date give written notice to Purchaser of the Purchase Shortfall (the “Purchase Shortfall Notice”). Purchaser shall have a one-time option (the “Investment Period Extension

Option”) exercisable (at the sole direction of FundCo, with the consent of the Administrative Agent) to extend the Investment Period until the earliest of (a) Purchaser’s acquisition from LGF of Rights in and to the twenty-third (23rd) Covered Picture (excluding Retransferred Pictures other than those re-acquired by Purchaser), (b) the occurrence of a Stop Funding Event, or (c) the last day of the Contribution Period; provided, however, Purchaser may exercise the Investment Period Extension Option only if at the time of its exercise no Suspension, Purchaser Default and/or Stop Funding Event has occurred and is continuing. If Purchaser elects to exercise the Investment Period Extension Option, it shall give written notice to LGF within ten (10) days after Purchaser’s receipt of the Purchase Shortfall Notice, if any.
     1.5 Sequel Target; Sequel Target Shortfall; Sequel Investment Period. If on the last day of the Investment Period (other than if such Investment Period terminates due to a Stop Funding Event), Purchaser has acquired from LGF the Rights to twenty-three (23) Covered Pictures but such Covered Pictures include less than the Sequel Target, the Sequel Investment Period shall automatically commence and shall terminate upon the earliest to occur of (a) Purchaser’s purchase from LGF of the Rights to that number of Sequels that, together with any Sequels purchased during the Investment Period, equals the Sequel Target, (b) a Stop Funding Event, (c) the first date on which LGE has the right to exercise the Repurchase Option, or (d) the last day of the Contribution Period (such extension period, the “Sequel Investment Period”). There shall be no Sequel Investment Period if, during the Investment Period, Purchaser acquires from LGF and LGF sells to Purchaser the Rights to three (3) or more Sequels.
     1.6 Suspension of Purchase Obligations and Sale Obligation.
     1.6.1 Suspension. The Purchase Obligations and the Sale Obligations shall be suspended and each of LGF and Purchaser shall be relieved of their respective obligations under Section 1.1.1 and Section 1.5 (a “Suspension”) at any time during the Investment Period, any Catch-Up Period or any Sequel Investment Period during which the FundCo Aggregate Investment Amount is equal to or greater than the Maximum Investment Amount (such period, a “Suspension Period”). A Suspension Period that continues for one hundred eighty consecutive (180) days or longer during the Investment Period or any Sequel Investment Period shall be a Purchaser Default under Section 10.1.
     1.6.2 Termination of Suspension.
     (i) A Suspension Period shall terminate and the Purchase Obligations and the Sale Obligations shall be reinstated when and only if the positive difference between the Maximum Investment Amount and the FundCo Aggregate Investment Amount (the “FundCo Available Investment Amount”) is equal to or greater than the sum of the following:
     (a) all accrued and unpaid True-Up Payments through the date of the expiration of the applicable Suspension Period;
     (b) the amount sufficient for FundCo to bring its aggregate capital contributions in FilmCo for all existing Non 50/50 Funded Pictures

(other than those Funded Pictures that are Excess Cap Pictures or Super Excess Cap Pictures subject to the Excess Cap Picture Option or the Super Excess Cap Picture Option for which FundCo did not elect to cause Purchaser to exercise the Excess Cap Picture Option or the Super Excess Cap Picture Option, as applicable) to the level of 50/50 Funded Pictures; and
     (c) the lesser of (a) Two Million Dollars ($2,000,000) or (b) twenty-five percent (25%) of the Initial Purchase Price of the next Covered Picture the Rights to which would be required to be purchased by Purchaser and sold by LGF upon the lifting of the applicable Suspension.
     (ii) Purchaser shall notify LGF within two (2) Business Days after the foregoing requirements have been satisfied for the termination of the applicable Suspension Period. Upon the termination of such Suspension Period, the FundCo Available Investment Amount shall be applied (a) first, to the payment of all accrued and unpaid True-Up Payments through the date of the expiration of the applicable Suspension Period; (b) second, to bring FundCo’s aggregate capital contributions in FilmCo for all existing Non 50/50 Funded Pictures (other than those Funded Pictures that are Excess Cap Pictures or Super Excess Cap Pictures subject to the Excess Cap Picture Option or Super Excess Cap Picture Option, respectively, for which FundCo did not elect to cause Purchaser to exercise the Excess Cap Picture Option or the Super Excess Cap Picture Option, as applicable) to the level of 50/50 Funded Pictures, commencing in chronological order with the existing Non 50/50 Funded Picture with the earliest Initial Theatrical Release Date; and (c) last, to payment of the applicable Purchase Price of the next Covered Picture or Covered Pictures the Rights to which would be required to be purchased by Purchaser and sold by LGF upon the termination of such Suspension Period.
          1.6.3 Continuation of Notice Materials; Exercise of Options During Suspension. During any Suspension Period, LGF shall continue to provide Notice Materials to Purchaser regarding Covered Pictures, including Covered Pictures for which the Excess Cap Picture Option, the Super Excess Cap Picture Option or the Excludable Picture Purchase Option would be applicable (“Option Pictures”). During any Suspension Period and notwithstanding such Suspension, Purchaser shall remain obligated to provide timely exercise notices to LGF if Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) elects to exercise its applicable option to acquire the Rights with respect thereto from LGF. If Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) elects to exercise an applicable option to acquire Rights to an Option Picture, Purchaser must provide such option exercise notice in accordance with Section 1.7 or Section 1.9, as applicable. Notwithstanding Purchaser’s exercise of the Excess Cap Picture Option, the Super Excess Cap Picture Option and/or the Excludable Picture Purchase Option, Purchaser’s obligation to purchase and LGF’s obligation to sell such Option Pictures shall be subject to all the terms and conditions set forth in this Agreement, including

Section 1.6.1 and Section 1.6.2. Purchaser’s failure to timely exercise such options shall be deemed Purchaser’s decision not to acquire such Option Pictures.
     1.6.4 Suspension Period Pictures. Subject to Section 1.6.5, during any Suspension Period, LGF and its Affiliates shall have the right, outside of FilmCo and without any obligation or liability to Purchaser, to continue to produce, acquire, own, finance and/or fund and exploit all Rights in or to all Motion Pictures that, but for the Suspension, would have been Covered Pictures purchased by Purchaser hereunder (collectively, “Suspension Period Pictures”), and to retain for LGF’s own account all of the Gross Receipts and all Co-Financing Amounts generated from such Suspension Period Pictures.
     1.6.5 Acquisition of Suspension Period Pictures after Termination of Suspension. Upon termination of a Suspension Period, Purchaser shall be obligated to purchase and LGF shall be obligated to sell the Rights to all Suspension Period Pictures in accordance with the other terms and conditions herein. Upon closing of the purchase and sale of any Suspension Period Picture and payment by Purchaser of the applicable Initial Purchase Price, LGF shall cause Distributor to allocate all Gross Receipts and all Co-Financing Amounts with respect to such Suspension Period Picture in accordance with the Distribution Agreement.
     1.6.6 Acquisition of Covered Pictures in Ninety Day Period after Termination of Investment Period. In the event that the Investment Period ends by its term because clause (iii) of the definition thereof is satisfied first (i.e, the Third Anniversary Date has occurred earliest) and a Suspension is still in effect on such termination date, if such Suspension Period ends before the ninety-first (91st) day after the Third Anniversary Date, Purchaser shall also be obligated to purchase and LGF shall also be obligated to sell the Rights to any Motion Pictures meeting the Covered Picture Criteria (a) the Initial Theatrical Release Date for which occurs during the ninety (90) day period immediately after such termination of the Investment Period (such ninety (90) day period, the “Catch-Up Period”), and (b) that are otherwise subject to the Purchase Obligations and the Sale Obligations. Upon closing of the purchase and sale of any such Motion Pictures and payment by Purchaser of the applicable Initial Purchase Price, LGF shall cause Distributor to allocate all Gross Receipts and all Co-Financing Amounts with respect to such Motion Pictures in accordance with the Distribution Agreement.
     1.7 Excess Cap Pictures. Purchaser shall be obligated to purchase from LGF and LGF shall be obligated to sell to Purchaser the Rights to the first ***** Excess Cap Pictures purchased or acquired by LGF the Initial Theatrical Release Date for which occurs during the Investment Period. After Rights to the first ***** Excess Cap Pictures have been purchased by Purchaser from LGF (and/or after Funded Pictures become Excess Cap Pictures and are counted toward the first ***** Excess Cap Pictures in accordance with Section 1.7.1(i)(b) below), Purchaser shall not be obligated to purchase from LGF, and LGF shall not be obligated to sell to Purchaser, the Rights to any ***** or subsequent Excess Cap Picture produced or acquired by LGF or any LGE Affiliate during the Investment Period, or (if such Excess Cap Pictures are Sequels) during the Sequel Investment Period, except as set forth below. With respect to a Funded Picture that after its Initial Investment Date becomes the ***** Excess Cap Picture, the Excess Cap Picture Option shall be exercised or not exercised as set forth in Section 1.7.1(ii)(c).
     1.7.1 Excess Cap Picture Option. Purchaser shall have a one-time option (exercisable solely at the direction of FundCo, with the consent of the Administrative Agent) to purchase the Rights to the ***** Excess Cap Picture, which option, if exercised, shall require LGF to sell to Purchaser and Purchaser to purchase from LGF the Rights to such ***** Excess Cap Picture and all subsequent Excess Cap Pictures produced or acquired by LGF or any LGE Affiliate the respective Initial Theatrical Release Dates for which occur during the Investment Period, any Catch-Up Period or (if a Sequel) any Sequel Investment Period, subject to the other terms and conditions set forth in this Agreement (the “Excess Cap Picture Option”).
     (i) Exercise of Excess Cap Picture Option.
     (a) Within five (5) Business Days after the later of (1) Purchaser’s receipt of Notice Materials from LGF with respect to any ***** Excess Cap Picture (excluding for this purpose a Super Excess Cap Picture which, if the Super Excess Cap Picture Option were exercised, would be the ***** Excess Cap Picture), and (2) the date of the screening of the ***** Excess Cap Picture in accordance with the provisions of Section 2.5, Purchaser shall notify LGF in writing whether Purchaser elects to exercise the Excess Cap Picture Option; provided, however, with respect to a Funded Picture that is not initially identified as an Excess Cap Picture but which subsequently becomes the ***** Excess Cap Picture, Purchaser shall exercise or be deemed not to have exercised the Excess Cap Picture Option in accordance with provisions of Section 1.7.1(i)(c) and Section 1.7.1(i)(d) below.
     (b) If Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) provides written notice to LGF exercising the Excess Cap Picture Option, Purchaser shall purchase and LGF shall sell all Rights which LGF holds in and to such ***** Excess Cap Picture and all subsequent Excess Cap Pictures produced or acquired by LGF the respective Initial Theatrical Release Dates for which occur during the Investment Period, any Catch-Up Period or (if such Excess Cap Picture is also a Sequel) any Sequel Investment Period until the Purchase Obligations and the Sale Obligations are satisfied under the terms of this Agreement.
     (c) If Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) does not exercise the Excess Cap Picture Option, (1) Purchaser shall have no right to purchase and LGF shall have no obligation to sell to Purchaser any of LGF’s (or any Affiliate’s) Rights in and to any such ***** Excess Cap Picture or any subsequent Excess Cap Pictures, and (2) LGF and its Affiliates shall have the right to continue to produce, acquire, own, finance and/or fund any such

***** Excess Cap Picture and all subsequent Excess Cap Pictures and exploit all Rights thereto outside of FilmCo without any obligation or liability to Purchaser.
     (d) Purchaser’s failure to timely provide an exercise notice shall be deemed Purchaser’s decision not to exercise the Excess Cap Picture Option.
     (ii) Funded Picture Later Becomes an Excess Cap Picture.
     (a) If a Funded Picture not originally identified as an Excess Cap Picture on the applicable Initial Investment Date becomes an Excess Cap Picture after its Initial Investment Date (including by virtue of the After Acquired Rights Costs for any After Acquired Rights with respect to such Funded Picture), LGF shall provide written notice to Purchaser and FundCo of such event (“Subsequent ECP Notice”), which Subsequent ECP Notice shall include the amount of then-known additional Covered Picture Costs or After Acquired Rights Costs, as applicable, for such Funded Picture in excess of ***** Dollars ($*****) (the “Subsequent ECP Costs”).
     (b) If such Funded Picture would not be the ***** Excess Cap Picture, Purchaser shall be obligated to pay such Subsequent ECP Costs to LGF, and, upon such payment by Purchaser, such Funded Picture shall be counted against the obligation of Purchaser under this Agreement to acquire the Rights to the first ***** Excess Cap Pictures.
     (c) If such Funded Picture would be the ***** Excess Cap Picture, Purchaser shall have the right, exercisable within five (5) Business Days after Purchaser’s receipt of the Subsequent ECP Notice, to exercise or not exercise the Excess Cap Picture Option with respect thereto. If Purchaser (at the sole direction of FundCo, with the consent of the Administrative Agent) elects with respect to such Funded Picture (1) not to exercise the Excess Cap Picture Option, then such Funded Picture shall be a Non 50/50 Funded Picture under the FilmCo Operating Agreement, or (2) to exercise the Excess Cap Picture Option, then such Funded Picture shall be a 50/50 Funded Picture under the FilmCo Operating Agreement. Regardless of whether Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) elects or does not elect to exercise the Excess Cap Picture Option, Purchaser shall remain obligated to pay the Subsequent ECP Costs to LGF with respect to such Funded Picture; provided, that, Purchaser’s failure to pay such Subsequent ECP Costs to LGF shall not be a Purchaser Default under this Agreement where Purchaser (at the sole direction of FundCo, with the consent of the Administrative Agent) has elected to not exercise the Excess Cap Picture Option with respect to funding of such Subsequent ECP Costs by FundCo.

     1.7.2 Super Excess Cap Pictures. Purchaser shall not be obligated to purchase from LGF and LGF shall not be obligated to sell to Purchaser the Rights to any Super Excess Cap Picture produced or acquired by LGF or any LGE Affiliate the Initial Theatrical Release Date for which occurs during the Investment Period, any Catch-Up Period or (if a Sequel) any Sequel Investment Period, except as set forth below. For purposes of this Agreement, any Super Excess Cap Picture the Rights to which Purchaser acquires from LGF shall count towards Purchaser’s obligation to acquire ***** Excess Cap Pictures; provided, that any purchase by Purchaser of a Super Excess Cap Picture pursuant to the exercise of a Super Excess Cap Picture Option shall not be deemed to be the exercise by Purchaser of the Excess Cap Picture Option. With respect to a Funded Picture that after its Initial Investment Date becomes a Super Excess Cap Picture, the Super Excess Cap Picture Option shall be exercised or not exercised as set forth in Section 1.7.2(iii).
     (i) Super Excess Cap Picture Option. On a Super Excess Cap Picture by Super Excess Cap Picture basis, Purchaser shall have a one-time option (exercisable solely at the direction of FundCo, with the consent of the Administrative Agent) to purchase the Rights to such Super Excess Cap Picture (the “Super Excess Cap Picture Option”).
     (ii) Exercise of Super Excess Cap Picture Option.
     (a) Within five (5) Business Days after the later of (1) Purchaser’s receipt of Notice Materials from LGF with respect to a Super Excess Cap Picture, and (2) the date of the screening of such Super Excess Cap Picture in accordance with the provisions of Section 2.5, Purchaser shall notify LGF in writing whether Purchaser elects to exercise its Super Excess Cap Picture Option with respect thereto; provided, however, with respect to a Funded Picture that becomes a Super Excess Cap Picture, Purchaser shall be deemed to have exercised, or deemed not to have exercised, the Super Excess Cap Picture Option in accordance with provisions of Section 1.7.1(ii)(b) and Section 1.7.2(ii)(d) below.
     (b) If Purchaser (at the direction of FundCo) provides written notice to LGF exercising its Super Excess Cap Picture Option for such Super Excess Cap Picture, Purchaser shall purchase and LGF shall sell all Rights which LGF holds in and to such Super Excess Cap Picture.
     (c) If Purchaser (at the direction of FundCo, with the consent of the Administrative Agent) does not exercise the Super Excess Cap Picture Option for such Super Excess Cap Picture, (1) Purchaser shall have no right to purchase and LGF shall have no obligation to sell to Purchaser any of LGF’s (or any LGE Affiliate’s) Rights in and to such Super Excess Cap Picture, and (2) LGF and LGE Affiliates shall have the right to continue to produce, acquire, own, finance and/or fund such Super Excess Cap Picture and exploit all Rights thereto outside of FilmCo without any obligation or liability to Purchaser.

     (d) Failure to timely provide an exercise notice shall be deemed Purchaser’s decision not to exercise the Super Excess Cap Picture Option for the applicable Super Excess Cap Picture.
     (iii) Funded Picture Later Becomes a Super Excess Cap Picture.
     (a) If a Funded Picture not originally identified as a Super Excess Cap Picture on the applicable Initial Investment Date becomes a Super Excess Cap Picture after its Initial Investment Date (including by virtue of the After Acquired Rights Costs for any After Acquired Rights with respect to such Funded Picture), LGF shall provide written notice to Purchaser and FundCo of such event (“Subsequent SECP Notice”), which Subsequent SECP Notice shall include the amount of additional Covered Picture Costs or After Acquired Rights Costs, as applicable, for such Funded Picture in excess of ***** Dollars ($*****) (the “Subsequent SECP Costs”).
     (b) Purchaser shall have the right, exercisable within five (5) Business Days after Purchaser’s receipt of the Subsequent SECP Notice, to exercise or not exercise the Super Excess Cap Picture Option with respect to such Funded Picture. If Purchaser (at the sole direction of FundCo, with the consent of the Administrative Agent) elects with respect to such Funded Picture (1) not to exercise the Super Excess Cap Picture Option, then such Funded Picture shall be a Non 50/50 Picture under the FilmCo Operating Agreement, or (2) to exercise the Super Excess Cap Picture Option, then such Funded Picture shall be a 50/50 Funded Picture under the FilmCo Operating Agreement. Regardless of whether Purchaser elects or does not elect to exercise the Super Excess Cap Picture Option, Purchaser shall remain obligated to pay the Subsequent SECP Costs to LGF with respect to such Funded Picture; provided, that, Purchaser’s failure to pay such Subsequent SECP Costs to LGF shall not be a Purchaser Default under this Agreement where Purchaser (at the sole direction of FundCo, with the consent of the Administrative Agent) has elected to not exercise the Super Excess Cap Picture Option with respect to funding of such Subsequent SECP Costs by FundCo.
     1.8 Reclassifying of an Excess Cap Picture or a Super Excess Cap Picture. If a Covered Picture originally identified by LGF in good faith as an Excess Cap Picture or a Super Excess Cap Picture with respect to which Purchaser elected not to exercise its Excess Cap Picture Option or Super Excess Cap Picture Option, as applicable, is determined by LGF to no longer be an Excess Cap Picture or a Super Excess Cap Picture based on LGF’s good faith recalculation of such Covered Picture’s Covered Picture Costs on the date ninety (90) days after its Initial Theatrical Release Date (a “Reclassified Covered Picture”), LGF shall promptly provide notice (a “Covered Picture Reclassifying Notice”) to Purchaser of the same.
     1.8.1 If FundCo’s required capital contribution to Purchaser for the purchase of the Rights to such Reclassified Covered Picture would be less than the Cap Amount or if such Reclassified Covered Picture would not be the ***** or subsequent Excess Cap Picture, Purchaser shall be obligated to purchase from LGF, and LGF shall be obligated to sell to Purchaser, the Rights to such Reclassified Covered Picture.
     1.8.2 If FundCo’s required capital contribution to Purchaser for the purchase of the Rights to such Reclassified Covered Picture would be less than the Excess Cap Amount but more than the Cap Amount, and such Reclassified Covered Picture would be the ***** Excess Cap Picture, such Reclassified Covered Picture shall be subject to the Excess Cap Picture Option.
     1.9 Excluded Pictures and Excludable Pictures; Excludable Picture Purchase Option.
     1.9.1 The Sale Obligations and the Purchase Obligations shall exclude all Excluded Pictures and Excludable Pictures; provided, however, Purchaser shall have the option, on an Excludable Picture by Excludable Picture basis (exercisable at the sole direction of FundCo, with the consent of the Administrative Agent) to purchase an Excludable Picture (the “Excludable Picture Purchase Option”) by delivering written notice to LGF within five (5) Business Days after the later of (a) Purchaser’s receipt of Notice Materials from LGF with respect to an Excludable Picture, which Notice Materials shall identify such Motion Picture as an Excludable Picture, and (b) in the event the Excludable Picture is also the ***** Excess Cap Picture or a Super Excess Cap Picture, the date of the screening, if requested, of such Excludable Picture in accordance with the provisions of Section 2.5. For purposes of this Agreement, any Excludable Picture the rights to which Purchaser acquires from LGF and which would also be an Excess Cap Picture shall count towards Purchaser’s obligation to acquire ***** Excess Cap Pictures; provided, that, if Purchaser exercises its Excludable Picture Purchase Option for an Excludable Picture which is also the ***** Excess Cap Picture, Purchaser shall not be deemed to have concurrently exercised the Excess Cap Picture Option unless Purchaser expressly exercises its Excess Cap Picture Option. If Purchaser exercises its Excludable Picture Purchase Option for an Excludable Picture which is also a Super Excess Cap Picture, Purchaser shall be deemed to have concurrently exercised the Super Excess Cap Picture Option for such Motion Picture. Purchaser’s failure to timely provide an exercise notice shall be deemed Purchaser’s decision not to exercise the Excludable Picture Purchase Option for the applicable Excludable Picture.
     1.10 After Acquired Rights. Promptly, but in no event later than five (5) Business Days, after LGF or any LGE Affiliate acquires any additional Rights in a Funded Picture (“After Acquired Rights”), LGF shall provide notice to Purchaser of such After Acquired Rights (each such notice, an “After Acquired Rights Notice”), which notice shall include copies of the purchase agreements for such After Acquired Rights. The After Acquired Rights Notice shall include (i) the title of the applicable Funded Picture, (ii) the amount of the After Acquired Rights Cost, together with evidence of the payment of such After Acquired Rights Cost, and (iii) a description of the After Acquired Rights so acquired. If the After Acquired Rights Cost, together with all other Covered Picture Costs for such Funded Picture, would result in such Funded Picture being an Excess Cap Picture or Super Excess Cap Picture, the provisions of Section 1.7.1(ii) and Section 1.7.2(iii), respectively, shall apply. LGF shall (after acquiring any After

Acquired Rights from any LGE Affiliate) sell and the Purchaser shall purchase the After Acquired Rights within fifteen (15) days after Purchaser’s receipt of the applicable After Acquired Rights Notice.
     1.11 Required Repurchase by LGF.
     1.11.1 Motion Picture No Longer a Covered Picture. In the event a Covered Picture ceases to be a Covered Picture for any reason whatsoever (other than failure to meet subpart (viii) of the definition of “Covered Picture Criteria”) at any time following the purchase by Purchaser of the Rights to such Motion Picture but prior to the Initial Theatrical Release Date of such Motion Picture (a “Disqualifying Picture”), LGF or Purchaser shall, within five (5) Business Days of it having actual knowledge that such Motion Picture has become a Disqualifying Picture, notify the other party of the same (such notice, a “Disqualifying Notice”). Each Disqualifying Picture and all Rights thereto shall be retransferred by Purchaser to, and repurchased by, LGF at the applicable Retransfer Price, which re-transfer, repurchase and payment shall occur no later than fifteen (15) days after LGF’s or Purchaser’s receipt, as applicable, of the Disqualifying Notice.
     1.11.2 Initial Theatrical Release Date Not Within Thirty Days of Purchase. If the Initial Theatrical Release Date for a Covered Picture has not occurred within thirty (30) days following the payment by Purchaser of the Initial Purchase Price (or within ninety (90) days of the termination of the Investment Period in the case of Covered Pictures purchased during the Catch-Up Period) other than for events of Force Majeure, LGF shall so notify Purchaser, including in such notice the new scheduled Initial Theatrical Release Date, if known (a “Change in Theatrical Release Date Notice”). Purchaser shall have the right (at the direction of FundCo, with the consent of the Administrative Agent), within five (5) Business Days after its receipt of the Change in Theatrical Release Date Notice to cause LGF to repurchase the Rights from Purchaser, by delivering written notice of Purchaser’s election to cause such repurchase, in which event all Rights transferred to Purchaser hereunder must be re-transferred by Purchaser to LGF, and LGF must repurchase such Motion Picture, in return for the payment by LGF to Purchaser of the applicable Retransfer Price, which re-transfer and payment shall occur not later than ten (10) Business Days after Purchaser’s notice.
     1.11.3 Covered Pictures Not Released in Chronological Order. If before the Initial Theatrical Release Date of any one or more of the Covered Pictures (excluding any Retransferred Pictures) acquired by Purchaser (each, an “Unreleased Purchased Picture”), one or more other Motion Pictures that would otherwise be Covered Pictures subject to the Purchase Obligations and Sale Obligations (each, an “Alternative Covered Picture”) have their Initial Theatrical Release Dates prior to the Initial Theatrical Release Dates of any Unreleased Purchased Picture, LGF or Purchaser shall provide written notice to the other party of the same and Purchaser shall have the option, exercisable in its discretion (at the sole direction of FundCo) within five (5) Business Days after the receipt by LGF or Purchaser, as applicable, of the foregoing notice, to require LGF to repurchase from Purchaser the Rights to any Unreleased

Purchased Picture and to sell to Purchaser the Rights to the Alternative Covered Picture (if more than one, then the Alternative Covered Picture with the earliest Initial Theatrical Release Date), subject to the Purchase Obligations and Sale Obligations set forth in Section 1.1 and all other terms and conditions set forth in this Agreement. If Purchaser so exercises, the applicable Unreleased Purchased Picture and all Rights thereto shall be retransferred by Purchaser to and repurchased by LGF at the applicable Retransfer Price, which re-transfer and payment shall occur no later than fifteen (15) days after LGF’s receipt of Purchaser’s exercise notice, and simultaneously therewith, the applicable Alternative Covered Picture and all Rights thereto shall be sold and transferred by LGF to Purchaser and purchased by Purchaser for the applicable Purchase Price.
     1.11.4 Purchased Sequel Not Released in Chronological Order. If before the Initial Theatrical Release Date for any one or more Sequels (excluding any Retransferred Pictures) acquired by Purchaser during the Sequel Investment Period (each, an “Unreleased Purchased Sequel”), one or more other Motion Pictures that would otherwise be Sequels required to be purchased by Purchaser and sold by LGF under the terms of this Agreement during the Sequel Investment Period (each, an “Alternative Sequel”) have their Initial Theatrical Release Date prior to the Initial Theatrical Release Date of any of the Unreleased Purchased Sequel, LGF shall provide written notice to Purchaser of the same and Purchaser shall have the option, exercisable in its discretion (at the sole direction of FundCo) within five (5) Business Days after its receipt of the foregoing LGF notice, to require LGF to repurchase from Purchaser the Rights to any Unreleased Purchased Sequel and to sell to Purchaser the Rights to the Alternative Sequel (if more than one, then the Alternative Sequel with the earliest Initial Theatrical Release Date) and such Alternative Sequel shall be subject to the Purchase Obligations and Sale Obligations set forth in Section 1.1 and the other terms and conditions set forth in this Agreement. If Purchaser so exercises, each Unreleased Purchased Sequel and all Rights thereto shall be retransferred by Purchaser to and repurchased by LGF at the applicable Retransfer Price, which re-transfer and payment shall occur no later than fifteen (15) days after LGF’s receipt of Purchaser’s exercise notice, and simultaneously therewith, each Alternative Sequel and all Rights thereto shall be sold and transferred by LGF to Purchaser and purchased by Purchaser for the applicable Purchase Price.
     1.11.5 Encumbrance Preventing Distribution, Resulting in Loss of Major Foreign Territory, or Material Reduction in Net Film Ultimates.
     (i) If, on or after the Initial Investment Date for a Funded Picture, (a) LGF has actual knowledge that the holder (other than LGF or any LGE Affiliate, FundCo or any FundCo Affiliate) of any Encumbrance on such Funded Picture (including the holder, other than LGF or any LGE Affiliate, of a Permitted Lien) has foreclosed on such Encumbrance or has otherwise exercised its rights with respect to such Funded Picture and (b) such foreclosure or exercise of rights has resulted in a Purchaser Material Adverse Effect (a “Lienholder Action”), LGF shall promptly provide written notice to Purchaser of such Lienholder Action, the

Funded Picture(s) affected by such Lienholder Action, and the resulting Purchaser Material Adverse Effect (“Lienholder Action Notice”).
     (ii) In the event of a Purchaser Material Adverse Effect as a result of a Lienholder Action or an LGF Material Breach, Purchaser shall have the option (exercisable at the sole direction of FundCo, with the consent of the Administrative Agent) to require LGF to repurchase from Purchaser the Rights to each Funded Picture affected by the Purchaser Material Adverse Effect at the Retransfer Price (each, a “Purchaser MAE Put Option”). Purchaser must, in respect of each Lienholder Action Notice, exercise the Purchaser MAE Put Option, if at all, by giving Purchaser’s written exercise notice to LGF within ten (10) Business Days after its receipt of each Lienholder Action Notice. The repurchase of such Funded Picture shall occur no later than fifteen (15) Business Days after LGF’s receipt of Purchaser’s exercise notice. “Purchaser Material Adverse Effect” shall mean, with respect to a Funded Picture:
     (a) Purchaser’s actual loss of Theatrical Rights, Home Video Rights or Television Rights in the United States for such Funded Picture, which loss is determined following final, binding and non-appealable adjudication, arbitration, mediation or settlement; or
     (b) Purchaser’s actual loss, as a result of third party claims or actions, of any Distribution Territory outside of the United States, which territory represents at least five percent (5%) of such Funded Picture’s projected Gross Receipts (“Major Foreign Territory”), and which loss of a Major Foreign Territory is determined following final, binding and non-appealable adjudication, arbitration, mediation or settlement of such third party claim or action; or
     (c) a Material Film Ultimates Loss.
     (iii) Notwithstanding anything to the contrary contained herein, if Purchaser exercises the Purchaser MAE Put Option with respect to a Lienholder Action Notice, LGF’s sole liability to Purchaser with respect to such Lienholder Action shall be to repurchase the Rights to the applicable Funded Picture and pay Purchaser the applicable Retransfer Price for such Funded Picture.
     (iv) If Purchaser does not exercise or fails to timely exercise the Purchaser MAE Put Option with respect to a Lienholder Action Notice within ten (10) Business Days of Purchaser’s receipt of such Lienholder Action Notice, (1) the Purchaser MAE Put Option with respect to such Lienholder Action shall terminate automatically, (2) any litigation defense or other out-of-pocket costs and expenses incurred by Purchaser with respect to such Lienholder Action shall be deemed Distribution Costs and Expenses, and (3) LGF shall have no liability to Purchaser with respect to such Lienholder Action or such Purchaser Material Adverse Effect. For the avoidance of doubt, all amounts in item (2) of this sub-

section shall be Distribution Costs and Expenses unless and until the Purchaser MAE Put Option is exercised.
     (v) Purchaser’s failure to timely provide notice of exercise shall be deemed Purchaser’s decision not to exercise the Purchaser MAE Put Option with respect to such Lienholder Action.
     (vi) If, after the repurchase date by LGF of the applicable Funded Picture(s) following Purchaser’s exercise of the applicable Purchaser MAE Put Option, the Purchaser Material Adverse Effect no longer exists for such Motion Picture(s), Purchaser shall not have the right to purchase the Rights to such Motion Picture(s) from LGF.
     1.11.6 LGF Material Breach of Representations and Warranties.
     (i) In the event of LGF’s breach of any of its representations and warranties to Purchaser set forth in Section 6.2.1 where such breach results in a Purchaser Material Adverse Effect (“LGF Material Breach”), LGF shall promptly, but in no event later than five (5) Business Days after an Authorized Officer of LGF has actual knowledge of the occurrence of such Purchaser Material Adverse Effect, provide written notice to Purchaser of the same, the Funded Picture(s) affected by such LGF Material Breach, and the resulting Purchaser Material Adverse Effect (“LGF Material Breach Notice”).
     (ii) Notwithstanding anything to the contrary contained herein, if Purchaser exercises the Purchaser MAE Put Option with respect to an LGF Material Breach, LGF’s sole liability to Purchaser with respect to such LGF Material Breach shall be to repurchase the Rights to any affected Funded Picture(s) and pay Purchaser the applicable Retransfer Price(s) therefor.
     (iii) Purchaser must, in respect of each LGF Material Breach, exercise the Purchaser MAE Put Option, if at all, by giving LGF its written exercise notice within ten (10) Business Days after its receipt of the applicable LGF Material Breach Notice. The repurchase of the affected Funded Picture(s) shall occur no later than fifteen (15) Business Days after LGF’s receipt of Purchaser’s exercise notice.
     (iv) If Purchaser does not exercise or fails to timely exercise the Purchaser MAE Put Option with respect to an LGF Material Breach Notice within ten (10) Business Days of its receipt of the LGF Material Breach Notice, (1) the Purchaser MAE Put Option with respect to such LGF Material Breach shall terminate automatically, (2) any litigation defense or other out-of-pocket costs and expenses incurred by Purchaser with respect to such LGF Material Breach shall be deemed Distribution Costs and Expenses, and (3) LGF shall have no liability to Purchaser with respect to such LGF Material Breach or such Purchaser Material Adverse Effect. For the avoidance of doubt, all amounts in item (2) of this sub-section shall be Distribution Costs and Expenses unless and until the Purchaser MAE Put Option is exercised.
     (v) Purchaser’s failure to provide notice of exercise shall be deemed Purchaser’s decision not to exercise the Purchaser MAE Put Option with respect to such LGF Material Breach.
     (vi) If, after the repurchase date by LGF of the applicable Funded Picture(s) following Purchaser’s exercise of the applicable Purchaser MAE Put Option, the Purchaser Material Adverse Effect no longer exists for such Motion Picture(s), Purchaser shall not have the right to purchase the Rights to such Motion Picture(s) from LGF.
     1.11.7 Retransfer Price. Each repurchase of a Motion Picture by LGF as required under this Section 1.11 (each repurchased Motion Picture, a “Retransferred Picture”) shall be at a price (“Retransfer Price”) equal to the amounts paid by Purchaser in respect of such Motion Picture through the date of repurchase (under this Agreement or the Distribution Agreement (including amounts paid through True-Up Payments, and in respect of Residuals or Third Party Participations)), less any amounts actually paid to Purchaser by Distributor (i.e., amounts paid into the FilmCo Separate Account) in respect of such Motion Picture through the date of repurchase, together with interest on the amounts paid by Purchaser from the date paid until the date repaid by LGF to Purchaser accruing at the Prime Rate plus two hundred fifty (250) basis points, plus, in the event of a retransfer pursuant to Section 1.11.5 or Section 1.11.6, the amount of all out-of-pocket costs (without duplication) of Purchaser arising out of or relating to any Claims related to such Retransferred Picture, with 100% of the Retransfer Price payable by LGF to Purchaser in cash on the retransfer date (provided, that, any Make Up Capital Amount paid by LGE on behalf of FundCo under the FilmCo Operating Agreement in respect of such Motion Picture shall not be paid in cash, but shall be deemed reversed (and the obligation to make such Make Up Capital Amount shall be reinstated to such extent)).
     1.11.8 Documents to Effect Retransfer. On the date of re-transfer of any Retransferred Picture and upon payment of the applicable Retransfer Price, Purchaser shall execute such instruments prepared by LGF and reasonably required by it to effect the retransfer to LGF of all Rights in and to such Retransferred Picture acquired by Purchaser from LGF, which Rights and Retransferred Picture shall be free and clear of any Encumbrances created or incurred by any of Purchaser (other than Encumbrances of Purchaser created by any act or omission of LGE or for the benefit of LGE), FundCo, the FundCo Members, the Collateral Agent, the Administrative Agent, the Lenders and/or the Subordinated Note Holders since the Initial Investment Date for such Motion Picture. Purchaser shall cause Encumbrances, if any, of Purchaser (other than Encumbrances of Purchaser created by any act or omission of LGE or for the benefit of LGE), FundCo, the FundCo Members, the Collateral Agent, the Administrative Agent, the Lenders and the Subordinated Note Holders on such Retransferred Picture to be released on or prior to LGF’s repurchase of the Retransferred Pictures and Purchaser shall provide LGF documentation satisfactory to

LGF reflecting the removal or release of such Encumbrances within three (3) Business Day(s) after the applicable re-transfer date.
     1.11.9 Sale Obligation for Retransferred Pictures. Other than with respect to Retransferred Pictures pursuant to the exercise by Purchaser of the Purchaser MAE Put Option, any Retransferred Picture shall be re-sold by LGF to Purchaser in accordance with the other terms and conditions of this Agreement if (i) the Retransferred Picture is a Covered Picture, and (ii) the Initial Investment Date for such Retransferred Picture would occur during the Investment Period (or Catch-Up Period, if any) or (with respect to a Sequel) during the Sequel Investment Period, as applicable, and (iii) the scheduled Initial Theatrical Release Date for such Retransferred Picture is scheduled to be within thirty (30) days of the date of the date on which such Retransferred Picture is re-sold to Purchaser.
     1.11.10 . Post-Retransfer Account Obligations. With respect to each Retransferred Picture, Purchaser hereby authorizes LGF to withhold all amounts constituting Gross Receipts and/or proceeds from Co-Financing Transactions to the extent such Gross Receipts amounts and/or Co-Financing Transaction proceeds are attributable to the period from and after the date of re-transfer of such Retransferred Picture to LGF (“Post-Retransfer Date Proceeds”) and acknowledges and agrees that neither Purchaser, FundCo nor any of the Lenders shall have any claim to or Encumbrance on such Post-Retransfer Date Proceeds (unless and until such Retransferred Picture is repurchased by Purchaser from LGF in accordance with Section 1.11.9 and the other provisions of this Agreement). Neither LGE nor LGF shall have any obligation to Purchaser with respect to any Post-Retransfer Date Proceeds for any Retransferred Picture (unless and until such Retransferred Picture is repurchased by Purchaser from LGF in accordance with Section 1.11.9 and the other provisions of this Agreement). LGF shall deliver to Purchaser a statement reflecting any Post-Retransfer Date Proceeds withheld pursuant to this Section 1.11.10 within ten (10) Business Days following such withholding.
     1.11.11 Indemnity for Third Party Claims Regarding Retransferred Pictures. LGF shall indemnify Purchaser and FundCo from and against any and all costs, losses and or expenses actually incurred by Purchaser and FundCo resulting from any Claims of Third Parties or any Lions Gate Company brought against Purchaser with respect to any Retransferred Picture (unless and until such Retransferred Picture is repurchased by Purchaser from LGF in accordance with Section 1.11.9 and the other provisions of this Agreement).
2. PURCHASE AND SALE MECHANICS.
     2.1 Purchase Price. The purchase price for each Covered Picture to be purchased by Purchaser hereunder shall be equal to its aggregate Covered Picture Costs (the “Purchase Price”).

     2.2 Payment of Purchase Price. Subject to the terms of this Agreement and the satisfaction of the conditions precedent set forth in Section 2.3 and Section 7.2 hereof, the Purchase Price for a Covered Picture shall be paid as follows:
     2.2.1 on the Initial Investment Date, Purchaser shall pay LGF the Initial Purchase Price by wire transfer of immediately available funds to the account designated in writing by LGF; and
     2.2.2 on each Settlement Date thereafter, the balance of the Purchase Price not paid pursuant to Section 2.2.1 above shall be paid to LGF in accordance with the provisions of the Distribution Agreement (or recouped by Distributor as permitted under the Distribution Agreement); amounts paid (or recouped by Distributor as permitted under the Distribution Agreement) pursuant to this Section 2.2.2 shall be deemed payments made by Purchaser to LGF as part of the Purchase Price.
     2.3 Notice Materials; Sale Documents. LGF shall deliver to Purchaser (with courtesy copies to each of FundCo and the Administrative Agent) the Notice Materials and Sale Documents for each Covered Picture no earlier than thirty (30) days and no later than ten (10) Business Days prior to the scheduled Initial Theatrical Release Date for such Covered Picture (or, with respect to a Covered Picture with a Initial Theatrical Release Date that is within ten (10) Business Days after the Closing Date, two (2) Business Days prior to the Closing Date) (the “Notice Date”). The delivery of the Notice Materials to Purchaser shall be deemed to constitute LGF’s certification, representation and warranty to Purchaser that as of the date of the delivery of the Notice Materials to Purchaser (with courtesy copies to FundCo and the Administrative Agent): (a) the representations and warranties of LGF set forth in Section 6.1 and Section 6.2.2 through Section 6.2.6 of this Agreement are true and correct in all material respects, (b) there has been no breach of LGF’s representations and warranties set forth in Section 6.2.1 that would reasonably be expected to give rise to a Purchaser Material Adverse Effect, (c) each of the conditions precedent set forth in Section 7.2 to Purchaser’s payment of the Initial Purchase Price payment have been satisfied or will be satisfied on or prior to the Initial Investment Date for such Covered Picture, and (d) LGF is in compliance in all material respects with its covenants set forth in Section 8.2 of this Agreement. The Estimated Cost Statement delivered as part of the Notice Materials for a Covered Picture shall be in substantially the form of Exhibit 2.3 attached hereto.
     2.4 Transfer of Rights; Initial Investment Date Certificate. On or before the Initial Investment Date for a Covered Picture, LGF shall prepare and execute instrument(s) of transfer for the Rights in such Covered Picture substantially in the form of Exhibit 2.4 attached hereto (each a “Transfer Document”) pursuant to which LGF will convey such Rights to Purchaser, on the Initial Investment Date. On the Initial Investment Date for a Covered Picture, subject to its receipt of payment of the Initial Purchase Price for such Covered Picture, LGF will deliver (i) an originally executed Transfer Document for such Covered Picture to Purchaser, and (ii) a certificate of an Authorized Officer of LGF certifying that as of the Initial Investment Date (a) the representations and warranties of LGF set forth in Section 6.1 and Section 6.2.2 through Section 6.2.6 of this Agreement are true and correct in all material respects, (b) there has been no breach of LGF’s representations and warranties set forth in Section 6.2.1 that would reasonably be expected to give rise to a Purchaser Material Adverse Effect, (c) each of the conditions precedent set forth in Section 7.2 to Purchaser’s payment of the Initial Purchase Price have been satisfied, and (d) LGF is in compliance in all material respects with its covenants set forth in Section 8.2 of this Agreement. Within sixty (60) days following the Initial Investment Date for such Covered Picture, LGF shall submit the Transfer Document to the U.S. Copyright Office for recordation and deliver confirmation of such filing to Purchaser.
     2.5 Screening Opportunity. If a Covered Picture which is the subject of Notice Materials is either (i) ***** Excess Cap Picture, or (ii) a Super Excess Cap Picture, LGF shall provide, if so requested by FundCo, prior to the date which is two (2) Business Days prior to the Initial Investment Date for such Covered Picture, a screening of such Covered Picture (in its then current form, which may not be a final edit) to up to six (6) representatives of FundCo. LGF shall be entitled to require that the names of such representatives be provided to it in advance and that such representatives sign a non-disclosure and confidentiality agreement (in form reasonably satisfactory to LGF) which shall include provisions that the representatives acknowledge that they may or will be receiving material non-public information and shall agree to comply with all applicable securities laws. LGF may, in its reasonable discretion, require Purchaser and/or FundCo to replace one or more of such representatives who fail to sign and deliver to LGF such non-disclosure and confidentiality agreement.
     2.6 Delivery of Elements. LGF shall, on Purchaser’s behalf, tender Delivery of all Required Delivery Items and all Additional Delivery Items to Distributor and all Laboratory Delivery Items to the applicable Laboratory when and as required under the terms of the Distribution Agreement.
3. PAYMENTS.
     3.1 Payments. All payments by one party to another party hereunder shall be made in immediately available funds on the payment dates specified in this Agreement. Each such payment shall be made to the account of such party set forth below (or to such other account as such party may notify the other party in writing) no later than 4:00 p.m. (New York City time) on the day when due. Funds credited to such account after such time shall be deemed to be received on the following Business Day.
     For payments to LGF:
JPMorgan Chase Bank, N.A.
ABA#: 021000021
Account Name: Lions Gate Entertainment Inc.
Account #: 323-514405
     For payments to Purchaser:
JPMorgan Chase Bank, N.A.
ABA #: 071000013
Credit: LG Film Finance I, LLC Separate Account
Account #: 737302497

Reference: LG Film Finance I, LLC
4. ACCOUNTING RECORDS AND AUDIT RIGHTS.
     4.1 Maintenance of Production Records. LGF shall and shall cause all LGE Affiliates to maintain and preserve complete and accurate Production Records for each Covered Picture produced by LGF or such LGE Affiliates. Such Production Records shall be kept at the Santa Monica, California offices of LGF or at the U.S. offices, if any, of the applicable LGE Affiliate, in the form customarily maintained by LGF or such LGE Affiliates. FilmCo and FundCo shall have, during normal business hours and upon at least five (5) Business Days prior notice to LGF, the right to access such Production Records until the latest to occur of (i) thirty-six (36) months following the applicable Initial Investment Date for such Covered Picture, (ii) the duration of an audit hereunder relating to such Covered Picture and (iii) the final resolution date of any disputes related to such Covered Picture (the “Records Access Period”). LGF shall, or shall cause the LGE Affiliates to, make such Production Records and all underlying agreements related thereto to the extent in the possession or control of LGF or any LGE Affiliates available to FilmCo’s and FundCo’s representatives during the audit of the Production Records. Purchaser acknowledges and agrees that with respect to Acquired Pictures as opposed to Produced Pictures, Production Records may consist solely of documentation related to the amount paid by LGF to purchase the rights in and to such Acquired Pictures. Purchaser may have access during the Records Access Period to documentation related to the amount paid to purchase the rights in and to such Acquired Pictures. Representatives of FilmCo or FundCo desiring access to any Production Records for Produced Pictures or documentation related to the amount paid by LGF to purchase the rights in and to Acquired Pictures shall, prior to any access to such records, be required to sign and deliver to LGF confidentiality and non-disclosure agreements reasonably satisfactory to LGF.
     4.2 Audits. Purchaser (at FundCo’s sole direction) (or FundCo if Purchaser fails or is unable within thirty (30) days to commence such audit) shall have the right, but not more than once during a consecutive twelve (12) month period until the exercise of the Repurchase Option, to audit the Production Records and records related to the Co-Financing Amounts at the aforesaid office in order to verify the Direct Costs incurred in connection with each Covered Picture, any Co-Financing Amounts and any After Acquired Rights Costs. Any such audit shall be conducted only by a certified public accountant (compensated on a non-percentage of recovery basis) during reasonable business hours and in such manner as not to interfere with LGF’s normal business activities, and be conducted by a third party accounting firm approved by FundCo and LGF (LGF hereby pre-approves Pricewaterhouse Coopers, Deloitte & Touche, Sills & Adelmann and Hacker, Douglas & Company (the “Pre-Approved Auditors”)). Purchaser (or FundCo, as applicable) shall instruct the third party accounting firm to use all reasonable efforts to complete the audit in not more than thirty (30) consecutive days. Under no circumstances shall Purchaser or FundCo have the right to examine any books, accounts or records of any nature relating to LGF’s business generally or any other Motion Picture for the purpose of comparison or otherwise. Neither Purchaser nor FundCo shall have any right to examine or inquire into any matters or items pertaining to the Direct Cost of a Covered Picture after the expiration of thirty-six (36) months from and after the Initial Theatrical Release Date for such Covered Picture (or, if longer, six (6) months after conclusion of the audit related to such Direct Costs) and such matters or items shall be final and conclusive upon Purchaser upon the expiration of such period notwithstanding that the matters or items embraced by or contained therein may later be contained or referred to in a cumulative statement pertaining to more than one Accounting Period. Purchaser shall be forever barred from maintaining or instituting any action or proceeding based upon, or in any way relating to, any transactions had by LGF, its Affiliates, or its licensees, in connection with the Covered Picture which are reflected on the applicable Estimated Cost Statement, or the accuracy of any item appearing therein, unless written objection thereto stating with specificity the particular transaction(s) or item(s) to which Purchaser objects shall have been delivered by Purchaser to LGF prior to the expiration of the thirty-six (36) month period with respect thereto (or, if longer, six (6) months after conclusion of the audit related to such Direct Costs) unless such action or proceeding is commenced within such period. Resolution of any such disputes shall be subject to Section 12.11 and Schedule B hereto. All expenses and costs of audits under this Section 4.2 (including the expenses and costs of the auditor) shall be borne solely by FundCo, except as set forth in Section 4.4.
     4.3 Rebates. LGF covenants that it shall allocate among the Funded Pictures on a non-discriminatory basis any rebates, advances and credits (collectively, “Rebates”) net of any and all out-of-pocket third party costs associated therewith actually received and earned by LGF pursuant to agreements with vendors or suppliers, including film processing laboratories or home video replication entities (e.g., film duplication advances) providing services or supplies and materials (collectively, “Rebate Agreements”) that are used on the Funded Pictures. Purchaser (at the sole direction of FundCo) shall have the right to engage any of the Pre-Approved Auditors or LGF’s then current outside auditor (“Rebate Auditor”) to review the Rebate Agreements and the allocation of any Rebates to the Funded Pictures. LGF shall make available, as part of the Audit set forth in Section 4.2, all of the Rebate Agreements for Funded Pictures and shall also provide relevant aggregate data (e.g., number of prints or units acquired by LGF, aggregate feet of film) related to all Motion Pictures (including those not acquired by Purchaser hereunder but without identification of such other Motion Pictures) over which LGF has allocated Rebates. The Rebate Auditor’s review may be conducted only during LGF’s normal business hours at LGF’s offices located at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. The Rebate Auditor shall, as a condition to commencement of such review, be required to execute and deliver to LGF a non-disclosure and confidentiality agreement in form and substance reasonably satisfactory to LGF. LGF shall not be required to disclose or provide to the Rebate Auditor or Purchaser any agreements which relate solely to Motion Pictures that are not Funded Pictures. The Rebate Auditor shall be compensated on a non-percentage of recovery basis. All expenses and costs of such review (including the expenses and costs of the Rebate Auditor) shall be borne by FilmCo. Purchaser agrees to provide LGF a true and complete copy of the Rebate Auditor’s report and findings simultaneously with Purchaser’s receipt of the same.
     4.4 Audit Costs. To the extent that the results of an audit of the Production Records reveal that the aggregate of all Direct Costs for all Covered Pictures subject to the audit was overstated by more than Five Hundred Thousand Dollars ($500,000), LGF agrees to reimburse FundCo for the actual reasonable out-of-pocket costs incurred with respect to the audit of the Production Records.
     4.5 Reimbursement of Overpaid Amounts. In the event of any discrepancy between the amounts paid by Purchaser (including by virtue of any offset or credit) to LGF and the result of any audit, LGF shall pay FilmCo not later than the next Settlement Date all amounts owed to

FilmCo resulting from such audit together with interest thereon charged at the Prime Rate from the date such overpayment amounts were paid by FilmCo to LGF to the date such amounts are repaid to FilmCo by LGF, and in the event FilmCo is determined to owe amounts to LGF, FilmCo shall pay such amounts owed to LGF resulting from such audit together with interest thereon charged at the Prime Rate from the date such underpayment was due to the date such amounts are repaid to LGF by FilmCo.
     4.6 Copies of Audits. LGF and the LGE Affiliates shall provide to Purchaser, with a courtesy copy to FundCo and the Administrative Agent, copies of any audits performed by LGF or any LGE Affiliate related to the Purchase Price of or any Gross Receipts (including any deductions or payments from Gross Receipts) in respect of any Covered Picture.
5. CO-FINANCING ARRANGEMENTS.
     5.1 Co-Financing Transactions. LGF and/or its Affiliates shall have the right to enter into Co-Financing Transactions with respect to each Covered Picture prior to the Initial Investment Date with respect to such Covered Picture. After the sale of Rights to a Covered Picture to Purchaser hereunder, LGF shall not consummate a Co-Financing Transaction with respect to any Funded Picture unless (i) such Co-Financing Transaction relates to a Co-Financing Transaction described in clause (i) of the definition of Co-Financing Transaction and was entered into prior to the sale of the Rights to such Funded Picture to Purchaser, (ii) is a Co-Financing Transaction pursuant to which the co-financing party is providing P&A Costs, or (iii) with the prior written consent of all of the members of Purchaser. Co-Financing Amounts with respect to and applicable to a Covered Picture will reduce the Direct Costs of such Covered Picture when such Co-Financing Amount is earned (provided in the event such amounts exceed the Direct Costs of such Covered Picture, the excess shall be treated as Gross Receipts provided that no Distribution Fee shall be payable on such excess amount). Purchaser hereby agrees to reasonably cooperate with LGF and its Affiliates in connection with obtaining any Co-Financing Amounts for a Covered Picture, and in connection therewith, Purchaser hereby agrees to execute and deliver to LGF and its Affiliates any and all documents or instruments reasonably requested by LGF that are necessary or desirable in obtaining any Co-Financing Amounts for a Covered Picture, provided FilmCo shall have no liability and shall assume no obligations in connection therewith at LGF’s expense.
     5.2 Co-Financing Participations. If, under a Co-Financing Transaction, LGF or any LGE Affiliate is entitled to receive any LGF Co-Financing Participation with respect to a Funded Picture, LGF shall, or shall cause such LGE Affiliate to reduce Direct Costs by such amounts or, to the extent not reducing Direct Costs, to pay all such LGF Co-Financing Participation amounts to Purchaser. LGF shall convey to Purchaser all of its (and each LGE Affiliate’s) rights (but solely to the extent related to any Funded Picture) under all agreements related to a Co-Financing Transaction with respect to the collection, audit and enforcement of rights to LGF Co-Financing Participations.
6. REPRESENTATIONS AND WARRANTIES.
     6.1 Representations and Warranties by each Party. Each party hereby severally represents and warrants to and agrees with the other party as follows:

     6.1.1 Organization and Related Matters. Such party (i) is duly organized, validly existing and in good standing under the laws of the applicable state and/or country in which it is organized; (ii) has all necessary power and authority to carry on its business as now being conducted; and (iii) has the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.
     6.1.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by such party has been duly and validly authorized by all necessary action on the part of such party. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
     6.1.3 No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by such party will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (i) the charter documents of such party; (ii) any law to which such party is subject; or (iii) any contract to which such party is a party that is material to the financial condition, results of operations or conduct of the business of such party. There are no approvals, authorizations, or other actions or filings with any Person that is required to be obtained or made by such party in connection with its execution of, or the consummation of the transactions contemplated under this Agreement or the other Transaction Documents to which it is a party other than those that have been obtained and are in full force and effect.
     6.2 Additional Representations and Warranties by LGF. LGF represents and warrants to Purchaser:
     6.2.1 Covered Pictures. With respect to each Covered Picture, LGF represents and warrants as of the applicable Initial Investment Date for such Covered Picture and except as set forth on Schedule 6.2.1:
     (i) Clear Title. Immediately prior to the conveyance of a Covered Picture to Purchaser, LGF owns, or is licensed to use, all the intellectual property necessary to convey the Rights with respect to such Covered Picture to Purchaser. On the Initial Investment Date for a Covered Picture, Purchaser will acquire all of the Rights to such Covered Picture then held by LGF or any of its Affiliates. Neither LGF nor any LGE Affiliate has entered into any agreement with or made any Obligations to any third party which might conflict or interfere with or adversely affect any of the provisions of this Agreement or the use or enjoyment by Purchaser of any of the Rights conveyed to it hereunder. Neither LGF nor any LGE Affiliate has sold, assigned, transferred or conveyed, and will not assign, transfer or convey, to any party any right, title or interest in and to such Covered Picture or any part thereof, or in and to the dramatic or literary material upon which it is based, adverse to or in derogation of the Rights granted to Purchaser hereunder.
     (ii) No Infringement. No element of any Covered Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, violates or will violate, or infringes or will infringe, any trademark, Copyright, patent, contract, personal, private, property or privacy right or “moral rights of authors” or any other right of, or slander, defame or libel, any person or entity.
     (iii) Litigation. Such Covered Picture and the Rights related thereto transferred to Purchaser on the Initial Investment Date will not, and there has been no claim that the Covered Picture or the Rights infringe upon, violate or conflict with any rights whatsoever of any Person. There is not now outstanding any litigation or threatened litigation, or any claims, demands, investigations or threats of claims, with respect to the Covered Picture, the literary, dramatic or musical material upon which the Covered Picture is based, or which is used therein, or the physical properties thereof.
     (iv) Copyright. The Covered Picture has been duly and properly registered (and, if appropriate, renewed) for copyright in the United States or can be so registered (and, if appropriate, renewed), and the copyrights in the Covered Picture and the literary, dramatic and musical materials upon which the Covered Picture is based, or which are contained in the Covered Picture, are and will be valid and subsisting during the Participation Term throughout the Territory, and no part is or will be in the public domain during the Participation Term.
     (v) Compliance. The Covered Picture, and all parts thereof, will be, or has been produced in compliance with any and all relevant laws, rules and regulations, whether state, federal, international or local (i.e., those imposed by any union, guild or labor organization), applicable to the production and completion of Motion Pictures.
     6.2.2 Liens. Prior to the transfer of the Rights to Purchaser, no Lions Gate Company has granted any Encumbrance on any Funded Picture other than (a) Permitted Liens, and (b) Encumbrances in favor of lenders or other financial institutions providing financing to any Lions Gate Company as part of a portfolio financing, securitization or other similar financing for which such Encumbrances are blanket liens covering all of the assets of the Lions Gate Companies.
     6.2.3 No Stop Funding Event. No Stop Funding Event has occurred and is continuing.
     6.2.4 No Investment Company. LGF is not an “investment company” or a “promoter” or “principal underwriter” for an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     6.2.5 Ordinary Course. The transactions contemplated by this Agreement are in the ordinary course of business of LGF and the transfer, assignment and conveyance of the Intellectual Property Rights by LGF pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions or any federal or state regulations in effect in any applicable jurisdiction.
     6.2.6 QD Letters. Prior to the transfer of the Rights to a Funded Picture to Purchaser, LGF or one of its LGE Affiliates has provided qualified distributor letters or such other assurances required by the applicable union and/or guild in connection with the payment of Residuals with respect to such Funded Picture.
7. CONDITIONS PRECEDENT.
     7.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to each of the following conditions precedent being satisfied or waived by the appropriate party:
     7.1.1 all conditions precedent to the effectiveness of each of the Transaction Documents shall have been satisfied or waived;
     7.1.2 no event which would constitute a FundCo Default shall have occurred and be continuing;
     7.1.3 no Stop Funding Event shall have occurred and be continuing; and
     7.1.4 the representations, warranties and covenants of Purchaser and LGF set forth in this Agreement shall be true and correct in all material respects.
     7.2 Conditions Precedent to Each Initial Purchase Price Payment. On each Initial Investment Date for a Covered Picture, the payment by Purchaser of the Initial Purchase Price and all subsequent payments of Purchase Price with respect to such Covered Picture shall be subject to the satisfaction of the following conditions:
     7.2.1 The representations and warranties made by LGF in this Agreement are true and correct in all material respects on and as of the Initial Investment Date for such Covered Picture, before and after giving effect to the transactions occurring on such Initial Investment Date pursuant to this Agreement, as though made on and as of such Initial Investment Date.
     7.2.2 No event has occurred and is continuing, or would result from any transactions occurring on such Initial Investment Date, which constitutes a Stop Funding Event or Distribution Termination Event.
     7.2.3 LGF shall have complied with its obligations under Section 2.4 and Section 2.5, if applicable.

     7.2.4 If the Covered Picture is the ***** Excess Cap Picture, Purchaser (at the sole direction of FundCo) shall have exercised the Excess Cap Picture Option to acquire such ***** Excess Cap Picture (and all subsequent Excess Cap Pictures).
     7.2.5 If the Covered Picture is a Super Excess Cap Picture, Purchaser, at the direction solely of FundCo (which shall have obtained the consent of the Administrative Agent) shall have exercised its option to acquire such Super Excess Cap Picture.
     7.2.6 LGE and FundCo shall have made its Required Capital Contribution with respect to such Covered Picture, provided Purchaser, at the direction solely of FundCo (which shall have obtained the consent of the Administrative Agent) shall have the right to waive such condition (but in such event will not be deemed to have waived any rights or remedies against LGE under the FilmCo Operating Agreement).
     7.2.7 Subject to the payment of the Initial Purchase Price on the Initial Investment Date, LGF shall have executed and delivered the Sale Documents and the Transfer Documents.
     7.2.8 As of the Initial Investment Date with respect to a Covered Picture, LGF shall have acquired at a minimum the domestic Theatrical Rights in and to such Covered Picture and such Covered Picture satisfies each of the Covered Picture Criteria.
     7.2.9 No Suspension has occurred and is continuing.
     7.2.10 At least ten (10) Business Days prior to the applicable Initial Investment Date for such Covered Picture, LGF shall have executed and recorded instruments of transfer or similar documents with the U.S. Copyright Office evidencing its ownership of the screenplay or Copyright for each Covered Picture to be conveyed to Purchaser.
8. COVENANTS OF PURCHASER AND LGF.
     8.1 Purchaser. Until the Repurchase Option has been exercised and the applicable assets subject to such Repurchase Option have been purchased by LGF, Purchaser will not, unless consented to in writing by each of LGF and FundCo:
     8.1.1 Sales, Encumbrances, Etc. Other than as created under, or contemplated or permitted by, any of the Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise transfer, or grant any option with respect to, or create, incur, permit or assume any Encumbrance (other than Permitted Liens) upon or with respect to, any Funded Picture, or assign any right to receive any income in respect thereof, or sign or file under the laws of any jurisdiction, a financing statement or other similar document covering any of the foregoing that names Purchaser as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or other similar document covering any of the foregoing.

     8.1.2 Indebtedness. Other than as created under, or contemplated or permitted by, any of the Transaction Documents, create or incur any Indebtedness other than (i) unsecured Indebtedness incurred in connection with the performance of or relating to the administrative duties of Purchaser required under the Transaction Documents, (ii) Indebtedness secured by Permitted Liens with respect to a Covered Picture, or (iii) or Indebtedness subordinated in both right of payment and priority to the Lenders and the Subordinated Note Holders.
     8.2 LGF. Until the Repurchase Option has been exercised and the applicable assets subject to such Repurchase Option have been purchased by LGE, LGF shall:
     8.2.1 Preservation of Existence, Etc. (i) Preserve and maintain its corporate existence or its existence as another form of legal entity, and (ii) qualify and remain qualified in good standing as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.
     8.2.2 Payment of Taxes, Etc. Pay and discharge or otherwise satisfy, before the same shall become delinquent or subjected to penalty, all taxes imposed upon it or its property which are due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books and records of LGF or any consolidated group to which LGF is a party.
     8.2.3 Keeping of Books. Implement and maintain administrative and operating procedures, and keep and maintain at such place or places as may from time to time be customary pursuant to its ordinary business practices, all documents, books, records and other information, reasonably necessary in connection with the activities of such party contemplated by the Transaction Documents.
     8.2.4 Future Sales of After Acquired Rights. In the event LGF or any LGE Affiliate acquires After Acquired Rights to a Funded Picture, LGF shall comply with the provisions of Section 1.10.
     8.2.5 No Liens. Other than as created under, or contemplated or permitted by, any of the Transaction Documents, create, incur, assume or suffer to exist any Encumbrance (other than Permitted Liens) upon or with respect to, any Covered Picture or any rights (other than Retained Rights) therein, or sign or file under the laws of any jurisdiction, a financing statement or other similar document covering any of the foregoing that names LGF as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or other similar document covering any of the foregoing.

     8.2.6 Insurance. LGF has in full force and effect insurance policies which, taken together, provide adequate insurance coverage for the Covered Pictures and the operations of LGF for risks normally insured against by a person carrying on the same business as LGF and for risks to which LGF is normally exposed.
     8.2.7 Payoff of Production Financing. Other than Encumbrances of lenders in connection with financing or monetization of foreign distribution rights for a Covered Picture that cannot be released until certain payments are made by foreign distributors of such Covered Picture, or with respect to Co-Financing Transactions which are within the meaning of clause (i) of the definition of “Co-Financing Transactions”, LGF shall, no later than the Initial Investment Date with respect to a Covered Picture: (i) if it is a Produced Picture, pay in full all obligations outstanding or due under all production or other loans related to such Produced Picture for which LGF or an Affiliate is the borrower, (ii) if it is an Acquired Picture pay in full the acquisition cost for such Acquired Picture, and (iii) cause the release of all Encumbrances related to such loans of such Covered Picture set forth in (i) and (ii).
9. FURTHER ASSURANCES.
     Each of LGF and Purchaser agree to execute, deliver and file such other documents and to take all such other actions, and to cause its Affiliates to so execute, deliver, file and take, which either party may reasonably request to effect the sale (or re-transfer) of each Covered Picture pursuant to the terms of this Agreement and to execute and deliver, or to cause its Affiliates to so execute and deliver, any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required, including, without limitation, the execution and delivery by a duly authorized representative of LGF and of Purchaser of the Sale Documents. In each such case the party requesting the action shall be responsible for the payment of all third party filing fees and costs associated therewith.
10. EVENTS OF DEFAULT.
     10.1 Purchaser Default. Upon the occurrence and during the continuance of the following events: (a) a Permitted FundCo Non-Contribution that continues for one hundred and eighty (180) consecutive days or longer; or (b) a FundCo Default (each event described in (a) and (b), a “Purchaser Default”) then, and in any such event, LGF shall have the right exercisable in its sole discretion, but not the obligation, to terminate this Agreement, and such right shall be LGF’s sole remedy with respect to a Permitted FundCo Non-Contribution; provided, however, the following Sections (the “Surviving Provisions”)shall survive such termination and remain in full force and effect: Section 1.11 (Required Repurchase), Section 3 (Payments), Section 4 (Accounting), Section 5 (Co-Financing Transactions), Section 8 (Covenants of LGF and Purchaser), and Section 9 (Further Assurances). Any such termination shall be effective upon Purchaser’s receipt of a Notice of termination. Notwithstanding anything to the contrary contained herein, in the event FilmCo fails to make any payment or to fulfill any other of its obligations required under this Agreement or breaches any of its representations, warranties or covenants set forth herein solely as a result of the action or inaction of LGF or one of its Affiliates, FilmCo shall not be deemed to be in default or breach of this Agreement.

     10.2 LGF Default.
     10.2.1 Upon the occurrence and during the continuance of a Stop Funding Event, then, and in any such event, Purchaser, as directed solely by FundCo (which shall have received the consent of the Administrative Agent) shall have the right, exercisable in its sole discretion to terminate this Agreement; provided, however, the Surviving Provisions shall survive such termination and remain in full force and effect. Such right shall be exercised, if at all, not later than ten (10) Business Days after FundCo’s receipt of LGF’s notice that a Stop Funding Event has occurred. Any such termination shall be effective upon LGF’s receipt of the Notice of termination.
     10.2.2 Upon the occurrence and during the continuance of a Distribution Termination Event, Purchaser as directed by FundCo (which shall have received the consent of the Administrative Agent) shall have the right to terminate, collectively and not individually, this Agreement and the Distribution Agreement; provided, however, the following Sections shall survive such termination and remain in full force and effect: Section 1.11 (Required Repurchase), Section 3 (Payments), Section 4 (Accounting), Section 5 (Co-Financing Transactions), Section 8 (Covenants of LGF and Purchaser), and Section 9 (Further Assurances). Such right shall be exercised, if at all, not later than ten (10) Business Days after Purchaser’s receipt of LGF’s notice that a Distribution Termination Event has occurred. Any such termination shall be effective upon LGF’s receipt of a Notice of termination.
     10.2.3 In the event of LGF’s breach of any of its covenants to Purchaser set forth herein, Purchaser may pursue any legal remedies, but not equitable or injunctive relief, available to it against LGF.
11. OWNERSHIP.
     LGF and Purchaser expressly acknowledge and agree that each transfer of Rights, including the transfer of the Distribution Rights to Distributor pursuant to the Distribution Agreement, constitutes an immediate and fully vested grant of an interest in one or more of the exclusive rights comprised in the Copyright for each Covered Picture and that such interest is to be held as a separate ownership right pursuant to Section 201(d) of the Federal Copyright Act (17 United States Code). If, notwithstanding the foregoing acknowledgement and agreement, a court in any bankruptcy case in which Purchaser, Distributor or LGF or any LGE Affiliate is a debtor treats any grant or transfer by Purchaser or LGF or any LGE Affiliate of any interest in a Copyright or Distribution Rights as an executory contract under Section 365 of the Bankruptcy Code (Title 11 of the United States Code), then LGF, such LGE Affiliate or Purchaser, as applicable, and any other transferee or holder of the interest shall be entitled to all the protections and rights of a licensee under Bankruptcy Code Section 365(n), and LGF consents to any sublicense or transfer of Purchaser’s rights in such executory contract or license.
12. MISCELLANEOUS.
     12.1 Force Majeure. If either party’s performance hereunder is prevented by reason of an event of Force Majeure, then during the existence of such event, the affected party shall not be liable for its failure to timely perform its obligations hereunder and periods of time affected by such Force Majeure event shall be extended for a period equal to the delay caused by the occurrence of the Force Majeure.
     12.2 Tax Matters. The parties intend and agree that neither this Agreement nor the transactions contemplated herein shall be treated as or give rise to a partnership for federal income tax purposes or any other purpose. The parties agree not to take any position inconsistent with the foregoing on a tax return or otherwise except to the extent otherwise required under applicable law. The parties agree that if this Agreement were ultimately determined by a taxing authority to be treated as a partnership for any tax purpose, then all items of income, gain, deduction, loss and credit of such deemed partnership shall be allocated to the parties in the manner that will most closely cause the items of income, gain, deduction, loss and credit realized by them from the transactions contemplated by this Agreement to be the same as if such tax partnership treatment had not occurred. In such event, the parties shall file tax returns in a manner consistent with, and cooperate as necessary in order to give effect to, the preceding sentence.
     12.3 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of FundCo (which shall, if applicable, have obtained the consent of the Administrative Agent prior to giving such consent) and each of the parties hereto; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.
     12.4 Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, all rights, covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of their respective permitted successors and assigns. This Agreement and the rights and obligations set forth herein may not be assigned except (a) as may be contemplated by the Transaction Documents, and (b) with and following the written consent of FundCo (which shall, if applicable, have obtained the consent of the Administrative Agent prior to giving such consent) and each of the parties hereto.
     12.5 No Bankruptcy Proceedings Against Purchaser. LGF shall not take any action or fail to take any action (or cause any of its Affiliates to take or fail to take any action) that would cause Purchaser to undergo a Bankruptcy Event.
     12.6 Notice. Any notice or demand which any party is required, or may desire, to give to the other parties shall be in writing and shall be given by addressing the same to the other parties at the address hereinafter set forth, or at such other address as may be designated in writing by any such party by notice given to the other in the manner prescribed in this Section 12.6 and shall be deemed effective (i) when delivered personally during normal business hours, (ii) on the date of receipt specified in any return receipt if it shall have been deposited postage prepaid in the United States mail (certified or registered with return receipt requested), (iii) on the second Business Day after dispatch by Federal Express, DHL, Airborne or other recognized international courier service, or (iv) when sent by facsimile transmission, if, and only if, such facsimile transmission is followed within two (2) Business Days by a written notice sent in accordance with clauses (i), (ii) or (iii) above, whichever of the foregoing shall first occur; provided, however, that any notice alleging a default must be given by the means set forth in clauses (i) or (iii) above. Any notices provided by LGF to FundCo, Goldman Sachs, Jefferies & Company, and/or FundCo’s lenders or their respective agents (including the Administrative Agent) shall be courtesy copies only and none of LGF or the LGE Affiliates shall have any liability to such parties resulting from any unintentional failure by LGF to provide such courtesy notices.
     Any notice or demand to LGF shall be addressed as follows:
Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: General Counsel
Telephone: (310) 449-9200
Facsimile: (310) 255-3840
With a courtesy copy to:
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024
Attn: Joshua B. Grode, Esq.
Telephone: 310-500-3500
Facsimile: (310) 500-3501
     Any notice or demand to Purchaser shall be addressed as follows:
LG Film Finance I, LLC
c/o Lions Gate Entertainment Inc., its Manager
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: General Counsel
Telephone: (310) 449-9200
Facsimile: (310) 255-3840
With a courtesy copy to:
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024
Attn: Joshua B. Grode, Esq.
Telephone: 310-500-3500
Facsimile: (310) 500-3501

With a courtesy copy to:
Pride Pictures LLC
c/o Global Securitization Services, LLC
445 Broad Hollow Road, Suite 239
Melville, New York 11747
Attention: Bernard J. Angelo
Telephone: (631) 587-4700
Facsimile: (212) 302-8767
With a courtesy copy to:
JPMorgan Chase Bank, N.A., Administrative Agent and Collateral Agent
     to Lenders to Pride Pictures LLC
131 South Dearborn, 6th Floor
Chicago, Illinois 60603-5506
Attention: Stephen C. Price
Facsimile: (312) 325-3239
     12.7 References, Etc. In this Agreement, headings are for convenience only and shall not affect interpretation, and except to the extent that the context otherwise requires: (i) references to any legislation or to any provision of any legislation include any modification or re-enactment of, or any legislative provision substituted for, and all statutory instruments issued under, such legislation or such provision; (ii) references to any document, agreement or other instrument (including this Agreement) include references to such document, agreement or other instrument as amended, novated, supplemented or replaced from time to time; and (iii) references to any party to this Agreement or any other document, agreement or other instrument referred to herein includes its permitted successors and assigns.
     12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when delivered to the parties hereto, shall be deemed an original but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     12.9 Severability. If any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any restriction or other provision of this Agreement shall for any reason be held to be too broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision or restriction so as to be enforceable to the extent compatible with applicable law, the parties hereby agreeing that said restrictions and other provisions of this Agreement are fair and reasonable as at the date hereof. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     12.10 No Third Party Beneficiaries. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not, except as set forth in Section 12.11 and except that FundCo shall be a third party beneficiary with respect to Section 4, Section 1.11, the Purchaser MAE Put Options, the exercise of Purchaser’s rights with respect to the Investment Period Extension Option, Excess Cap Picture Option, the Super Excess Cap Picture Option, the Excludable Picture Purchase Option, Purchaser’s rights with respect to an LGF Default under this Agreement, with the right to directly enforce the foregoing enunciated rights (including pursuant to Section 10.2 hereof).
     12.11 Arbitration. Set forth on Schedule B are the procedures agreed by the Parties for resolution of all Proceedings under this Agreement, the breach thereof and/or the scope of the provisions of this Section 12.11. In the event of any Claim by Purchaser against LGF or its Affiliates, FundCo shall have the sole right, on behalf of Purchaser, to cause Purchaser to bring such Claim and to make all decisions and to cause Purchaser to take (or not take) all actions related thereto. In the event of any Claim by Purchaser against FundCo, LGF shall have the sole right, on behalf of Purchaser, to cause Purchaser to bring such Claim and to make all decisions, and to cause Purchaser to take (or not take) all actions related thereto.
     12.12 Governing Law. THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE WITHIN, AND TO BE PERFORMED WITHIN, SUCH STATE, EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN NEW YORK.
     12.13 No Consequential or Punitive Damages. IN NO EVENT SHALL A PARTY HERETO (OR ANY AFFILIATE OF A PARTY HERETO) BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR LOSS WHICH THE OTHER PARTIES HERETO (OR ANY OF THEIR AFFILIATES) MAY SUFFER OR SUSTAIN AS A RESULT OF ANY BREACH BY SUCH FIRST-MENTIONED PARTY HERETO (OR AN AFFILIATE OF SUCH FIRST-MENTIONED PARTY HERETO) OF THIS AGREEMENT. IN NO EVENT SHALL A PARTY HERETO (OR AN AFFILIATE OF SUCH PARTY HERETO) BE LIABLE FOR PUNITIVE DAMAGES, THE RIGHT TO WHICH IS EXPRESSLY WAIVED BY EACH PARTY HERETO.
     12.14 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may reasonably be necessary or advisable to carry out the intent and purposes of this Agreement.
     12.15 Entire Agreement. This Agreement and the attached Exhibits and Schedules together contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. No party to this Agreement makes any representation or warranty except as expressly set forth herein.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Master Covered Picture Purchase Agreement as of the date first above written.

LIONS GATE FILMS INC.

By:	/s/ Wayne Levin

Name:	Wayne Levin

Title:	Vice President

LG FILM FINANCE I, LLC

By:	Lions Gate Entertainment Inc., its Manager

	By:	/s/ Wayne Levin

	Name:	Wayne Levin

	Title:	General Counsel

35